EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Definitive Proxy Statement of Sturgis Bancorp, Inc. on Schedule 14A and Transaction Statement of Sturgis Bancorp, Inc. on Schedule 13E-3 of our report dated March 2, 2004 on the consolidated financial statements of Sturgis Bancorp, Inc., which report is included in the 2003 Annual Report on Form 10K of Sturgis Bancorp, Inc.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
January 3, 2005